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                                                                     EXHIBIT 4.2

                        [STANDARD CHARTERED LETTERHEAD]

DATE:    16th April 2002
OUR REF: C&I/LC/TEAM3/BKE

CONFIDENTIAL

Jetcrown Industrial Ltd.
Units 516-517,
Hong Leong Industrial Complex,
No. 4 Wang Kwong Road,
Kowloon Bay,
Kowloon.

Attn.: Ms, Eliza Y. P. Pang

Dear Sirs,

                  BANKING FACILITIES: JETCROWN INDUSTRIAL LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated.

1.       CURRENT ACCOUNT OVERDRAFT - HKD3,500,000.-

Note

Unutilised Overdraft facility may be available for all Trade Finance transactions.

2.       TRADE FINANCE GROUP 1 - HKD10,000,000.-

3.       TRADE FINANCE GROUP 2 - HKD5,000,000.-

4.       TRADE FINANCE GROUP 3 - HKD5,000,000.-

The above Trade Finance Groups 1, 2 and 3 are complementary and the combined outstandings are not to exceed HKD10,000,000.-. Similarly the combined outstandings of Groups 2 and 3 are not to exceed HKD5,000,000.-. For product availability, please see the attachment to this letter.

Prior evidence of insurance is required for all "free on board" and "cost and freight" shipments under import letters of credit.

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JETCROWN INDUSTRIAL LTD.                                                  PAGE 2

                                                       [STANDARD CHARTERED LOGO]

Combined usance and loan period of any one transaction under import facilities is not to exceed 120 days.

Usance period of export facilities is not to exceed 30 days.

No in-house bills from related companies including Kwanasia Electronics Co. Ltd. and Deswell Industries, Inc., would be accepted.

Transit interest charge on actual day basis.

Packing credits is allowed against lodgement of irrevocable letters of credit, with 90% advance for up to 120 days or the expiry date of the related letters of credit, whichever is earlier.

Import invoice financing is allowed up to 100% finance against presentation of certified true copy of supplier's invoice for up to 120 days.

Export invoice discounting is allowed with maximum 85% finance against presentation of certified true copy of the Company's invoice for up to 30 days.

The Company undertakes not to accept any amendments to the master letters of credit without the prior written consent of the Bank.

5.       TREASURY FACILITIES

The Bank will be pleased to quote rates for foreign exchange spot transactions and forward transactions (including forward transactions on a non-deliverable basis) up to 180 days. Quotes for same day or next day settlement can normally be provided subject to the currency involved and the time of day. Such quotes will always be at the sole discretion of the Bank.

6.       CORPORATE VISA CARDS - HKD450,000.-

Interest will be charged at the Bank's prevailing Visa Card rate.

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JETCROWN INDUSTRIAL LTD.                                                  PAGE 3

                                                       [STANDARD CHARTERED LOGO]

INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime or HIBOR, whichever is higher. A default rate of 8% per annum over Prime or HIBOR, whichever is higher, will apply to amounts not paid when due or in excess of agreed facility amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and "HIBOR" means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period. Commissions will be charged at our standard rates unless otherwise stipulated. Export bills will be discounted and import bills will be financed at our standard bills finance rate minus 0.25% per annum for Hong Kong Dollar bills and at our standard bills finance rates for foreign currency bills. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

Commission on Letters of Credit Opening, Commission in lieu of Exchange and Commission in lieu for Negotiation of Discrepant Bills

First USD100,000.-           1/8%
Balance                     1/32%

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

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JETCROWN INDUSTRIAL LTD.                                                  PAGE 4

                                                       [STANDARD CHARTERED LOGO]

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilisation of the facilities.

ASSIGNMENT

The Company may not assign or transfer all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) without the Bank's prior written consent.

The Bank may at any time assign or transfer to any one or more banks or other financial institutions all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) or change its lending office.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed by the Company and returned to us together with a certified copy of appropriate authorising board resolutions.

The following documentation are held/will also be required:

-        General Customer Agreement executed by the Company.

- All monies charge over deposits held by the Company with the Bank in an amount of not less than USD1,000,000.- for the account of the Company. (10% extra margin required for other major foreign currency deposits. The Bank reserves the right to require a higher margin.)

- Signed original copies of the audited financial statements of the Company and Deswell Industries, Inc. within 9 months after their financial year end. A signed original copy of the Company's interim management accounts within 3 months from statement date. Such other information as the Bank may request from time to time.

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JETCROWN INDUSTRIAL LTD.                                                  PAGE 5

                                                       [STANDARD CHARTERED LOGO]

UNDERTAKINGS

The Company undertakes to the Bank that it will:

- Immediately inform the Bank of any change of its directors or beneficial shareholders or amendment of its memorandum or articles of association.

Deswell Industries, Inc. undertakes to the Bank that it will:-

- Give the Bank prior notice if it offers corporate guarantee and/or personal guarantee(s) of its director(s) to any other banks or financial institutions for and on behalf of the Company.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank (including credit balances and any security given for the facilities) to all or any of the following persons (whether in or outside Hong Kong): (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to the Company's accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company, and (v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon for the attention of Ms. Peggy Yiu, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong SAR law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Peggy Yiu, whose telephone number is 2282-6611. With regard to queries on banking arrangements, you can contact your Senior Relationship Manager Ms. Angela Leung, whose telephone number is 2821-1812.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

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JETCROWN INDUSTRIAL LTD.                                                  PAGE 6

                                                       [STANDARD CHARTERED LOGO]

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK

/s/ Eros Hung
-----------------------------------------
Eros Hung
Senior Credit documentation Manager

EH/PFG/kc
Encl.

Agreed.
For and on behalf of JETCROWN INDUSTRIAL LTD.

/s/ [ILLEGIBLE]
-----------------------------------------

Agreed.
For and on behalf of DESWELL INDUSTRIES, INC.

/s/ [ILLEGIBLE]
-----------------------------------------

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                                                       [STANDARD CHARTERED LOGO]

                            JETCROWN INDUSTRIAL LTD.

ATTACHMENT REGARDING TRADE FINANCE PRODUCTS

This attachment forms an integral part of our banking facility letter dated 16th April 2002.

You may use any product or aggregate of products in any one group up to the limit shown in the attached banking facility letter.

Trade Finance Group 1

-        Discrepant Credit Bills Negotiated - with recourse

- Purchase of Documents Against Payment Bills of Exchange secured by goods

- Purchase of Documents Against Acceptance Bills of Exchange with ECA/approved insurance cover

-        Back to Back Letters of Credit

-        Import Letters of Credit         - sight and usance

                                          - secured by goods

Trade Finance Group 2

- Purchase of Documents Against Acceptance Bills of Exchange without ECA/approved insurance cover

- Purchase of Documents Against Payment Bills of Exchange not secured by goods

-        Import Letters of Credit         - sight and usance

                                          - not secured by goods

-        Shipping Guarantees

Trade Finance Group 3

-        Pre-shipment Loan - i.e. Packing Credit

-        Acceptance of draft under Import Letter of Credit

-        Release of Documents Against Acceptance or Trust Receipt

-        Loans Against Trust Receipt

-        Post Import Loans

-        Invoice Discounting